Exhibit 99.1

EverBank Financial Corp Announces the Conversion of Cash Escrow into Common Stock Escrow

JACKSONVILLE, FL, AUGUST 28, 2012—EverBank Financial Corp (NYSE: EVER) (“EverBank” or the “Company”) announced today that the Company had converted $48.7 million of cash, which was held in escrow related to EverBank’s acquisition of Tygris Commercial Finance Group, Inc. (“Tygris”), into 4,032,662 shares of its common stock at a price per share of $12.07. The conversion price was based on the trailing ten day volume weighted average price per share of EverBank’s common stock through August 27, 2012, as quoted on the New York Stock Exchange. The private placement involved certain of EverBank’s shareholders (the “Purchasers”), all of whom are accredited investors and former shareholders of Tygris. The newly issued shares in this transaction will remain in escrow per the terms of the original escrow agreement. The escrow account was established in connection with the Tygris acquisition to offset potential losses realized in connection with the acquired lease and loan portfolio over a five-year period following the closing of the acquisition. Based on the performance of the acquired Tygris portfolio to date, the Company anticipates the shares will be fully released in 2015.

The additional capital from the private placement will be used to support future growth in EverBank’s business and for general corporate purposes. The shares of common stock issued to the Purchasers have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold following the release of such shares from the escrow, absent registration or an applicable exemption from registration.

About EverBank Financial Corp

EverBank Financial Corp provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $15.0 billion in assets and $10.8 billion in deposits as of June 30, 2012. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses. EverBank provides services to customers through the internet, over the phone, through the mail and at its Florida-based financial centers. More information on EverBank can be found at www.abouteverbank.com/ir.

Media Contact

Justine Navaja

646.756.3702

everbank@shiftcomm.com

Investor Relations

877-755-6722

investor.relations@everbank.com

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